                AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

     THIS AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, effective as of October 9, 2001, by and between Met Investors Advisory Corp. (the "Manager") and Met Investors Series Trust (the "Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Portfolio," and collectively, the "Portfolios").

     WHEREAS, the Trust is a Delaware business trust organized under the Agreement and Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management company of the series type, and each Portfolio is a series of the Trust;

     WHEREAS, the Trust and the Manager have entered into a Management Agreement dated December 8, 2000, as amended from time to time ("Management Agreement"), pursuant to which the Manager provides investment management services to each Portfolio for compensation based on the value of the average daily net assets of each such Portfolio;

     WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to maintain the expenses of each Portfolio at a level below the level to which each such Portfolio would normally be subject during its start-up period and, therefore, initially entered into an Expense Limitation Agreement dated as of December 8, 2000 ("Expense Limitation Agreement") and subsequently amended on October 1, 2001, in order to maintain each Portfolio's expense ratio at the maximum Annual Operating Expense Limit (as defined in Section 1.2 below) specified for such Portfolio in Schedule A hereto;

     WHEREAS, the Trust and the Manager desire to extend the term of the Expense Limitation Agreement with respect to each Portfolio regardless of the current expiration date of the Expense Limitation Agreement as to each such Portfolio; and

     WHEREAS, the Trust and the Manager desire to amend this Expense Limitation Agreement to reflect that the Maximum Annual Operating Expense Limit for each Portfolio contemplates that certain expenses of each Portfolio may be paid through the use of brokerage commissions generated by that Portfolio.

     NOW THEREFORE, the parties hereto agree that the Expense Limitation Agreement is hereby modified amended and restated in its entirety as of the date hereof as follows:

1.   Expense Limitation.
     ------------------

     1.1. Applicable Expense Limit. To the extent that the aggregate expenses of
          ------------------------
every character incurred by a Portfolio in any fiscal year, including but not limited to investment management fees of the Manager (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Portfolio's business and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) and expenses for which payment has been made through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Portfolio ("Portfolio Operating

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Expenses"), exceed the maximum Annual Operating Expense Limit, such excess amount (the "Excess Amount") shall be the liability of the Manager.

     1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating
          --------------------------------------
Expense Limit with respect to each Portfolio shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Portfolio. The Maximum Annual Operating Expense Limit for each Portfolio contemplates that certain expenses for each Portfolio may be paid through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Portfolio.

     1.3. Method of Computation. To determine the Manager's liability with
          ---------------------
respect to the Excess Amount, each month the Portfolio Operating Expenses for each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses for any month of a Portfolio exceed the Maximum Annual Operating Expense Limit of such Portfolio, the Manager shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Portfolio Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Manager may also remit to the appropriate Portfolio or Portfolios an amount that, together with the waived or reduced investment management fee, is sufficient to pay such Excess Amount.

     1.4. Year-End Adjustment. If necessary, on or before the last day of the
          -------------------
first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Manager to the Portfolio or Portfolios with respect to the previous fiscal year shall equal the Excess Amount.

2.   Reimbursement of Fee Waivers and Expense Reimbursements.
     -------------------------------------------------------

     2.1. Reimbursement. If in any year during which the total assets of a
          -------------
Portfolio are greater than $100 million and in which the Management Agreement is still in effect, the estimated aggregate Portfolio Operating Expenses of such Portfolio for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, the Manager shall be entitled to reimbursement by such Portfolio, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager to such Portfolio pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Manager and all other payments remitted by the Manager to the Portfolio, pursuant to Section 1 hereof, during any of the previous five
(5) fiscal years, less any reimbursement previously paid by such Portfolio to the Manager, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, E.G., interest accruable on the Reimbursement Amount.

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     2.2. Board Approval. No reimbursement shall be paid to the Manager with
          --------------
respect to any Portfolio pursuant to this provision in any fiscal quarter, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is in the best interests of such Portfolio and its shareholders. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Manager with respect to any Portfolio in such quarter.

     2.3. Method of Computation. To determine each Portfolio's payments, if any,
          ---------------------
to reimburse the Manager for the Reimbursement Amount, each month the Portfolio Operating Expenses of each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses of a Portfolio for any month are less than the Maximum Annual Operating Expense Limit of such Portfolio, such Portfolio, only with the prior approval of the Trust's Board of Trustees, shall pay to the Manager an amount sufficient to increase the annualized Portfolio Operating Expenses of that Portfolio to an amount no greater than the Maximum Annual Operating Expense Limit of that Portfolio, provided that such amount paid to the Manager will in no event exceed the total Reimbursement Amount.

     2.4. Year-End Adjustment. If necessary, on or before the last day of the
          -------------------
first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Portfolio Operating Expenses of a Portfolio for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

3.   Term and Termination of Agreement.
     ---------------------------------

     This Agreement shall continue in effect with respect to all Portfolios other than Met/AIM Small Cap Growth Portfolio, Met/AIM Mid Cap Equity Portfolio and State Street Research Concentrated International Portfolio until April 30, 2002, and with respect to the Met/AIM Small Cap Growth Portfolio, Met/AIM Mid Cap Equity Portfolio and State Street Research Concentrated International Portfolio until October 9, 2002, and shall thereafter continue in effect with respect to each Portfolio from year to year provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Independent Trustees"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business; provided that, in case of termination by the Trust, such action shall be authorized by resolution of a majority of the Independent Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

4.   Miscellaneous.
     -------------

     4.1. Captions. The captions in this Expense Limitation Agreement are
          --------
included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

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     4.2. Interpretation. Nothing herein contained shall be deemed to require
          --------------
the Trust or the Portfolios to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolios.

     4.3. Definitions. Any question of interpretation of any term or provision
          -----------
of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Amended and Restated Expense Limitation Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                        MET INVESTORS SERIES TRUST
                                        ON BEHALF OF EACH OF ITS PORTFOLIOS


                                        By: /s/ Elizabeth M. Forget
                                            ------------------------------------
                                            Elizabeth M. Forget
                                            President


                                        MET INVESTORS ADVISORY CORP.


                                        By: /s/ Elizabeth M. Forget
                                            ------------------------------------
                                            Elizabeth M. Forget
                                            President

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                                   SCHEDULE A
                     MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Portfolios of the Trust:

                                                        Maximum Annual
Name of Portfolio                                  Operating Expense Limit
-----------------                                  -----------------------
J.P. Morgan Quality Bond                                    0.60%
J.P. Morgan Enhanced Index                                  0.65%
J.P. Morgan International Equity                            1.05%
Lord Abbett Bond Debenture                                  0.70%
Lord Abbett Mid-Cap Value                                   0.90%
Lord Abbett Developing Growth                               0.95%
Lord Abbett Growth and Income                               0.65%
Lord Abbett Growth Opportunities                            0.85%
Firstar Balanced                                            1.10%
Firstar Equity Income                                       1.10%
Firstar Growth & Income Equity                              1.10%
PIMCO Money Market                                          0.50%
PIMCO Total Return                                          0.65%
PIMCO Innovation                                            1.10%
Oppenheimer Capital Appreciation                            0.75%
MFS Mid Cap Growth                                          0.80%
MFS Research International                                  1.00%
Janus Aggressive Growth                                     0.85%
Met/Putnam Research                                         0.85%
Met/AIM Small Cap Growth                                    1.05%
Met/AIM Mid Cap Equity                                      0.90%
State Street Research Concentrated International            1.10%